EXHIBIT 99.1

Team, Inc. Reports Strong First Quarter Results

ALVIN, Texas, Oct. 3, 2011 (GLOBE NEWSWIRE) -- Team Inc. (Nasdaq:TISI), reported net income of $ 6.8 million ($0.33 per diluted share) for its first quarter ended August 31, 2011, up 78% from the same quarter last year. First quarter revenues were $141.1 million, increasing $36.6 million, or 35% from the prior year first quarter.

First Quarter Performance Highlights

  Revenue growth of 35%; organic revenue growth of 28%.
  Broad based organic revenue growth across both Team divisions and all geographic markets.
  Team's recent acquisition, Quest Integrity, contributed $7.4 million of revenue.
  Gross margins improved to 31.5%, up from 30.2% in last year's first quarter.
  Operating income as a percentage of revenues was 8.3% versus 6.5% in the prior year quarter.
  Diluted EPS of $0.33 per share compared to $0.20 in last year's first quarter, up 65%.
  Affirming full year guidance of $1.45 to $1.60 per fully diluted share.

"We are pleased to be off to a good start in this new fiscal year," said Phil Hawk, Team's Chairman and CEO. "We remain optimistic about the remainder of the year."

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Tuesday, October 4 at 8:00 a.m. Central Time (9:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team's Website, www.teamindustrialservices.com. Individuals wishing to participate by phone may call 877-615-4339 and use passcode 8428986 when prompted.

About Team, Inc.

Headquartered in Alvin, Texas, Team Inc. is a leading provider of specialty industrial services required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 100 locations throughout the world. Team's common stock is traded on the NASDAQ Global Select Market under the ticker symbol "TISI".

Statements and projections in this release that relate to future results and events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based upon our current expectations. Such forward-looking statements and projections involve estimates, assumptions, judgments and uncertainties. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which these forward-looking statements and projections are based are current, reasonable and complete.  However, there are a variety of known and unknown factors that could cause our actual results or outcomes to differ materially from the projections, anticipated results or other expectations expressed in this release. Such known factors are detailed in our Annual Report on Form 10-K for the year ended May 31, 2011 and in our other filings with the Securities and Exchange Commission. Accordingly, there can be no assurance that the forward-looking statements and projections contained herein will occur or that our objectives will be achieved.  We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended
	August 31
	2011	2010
	(unaudited)	(unaudited)
Revenues	$ 141,093	$ 104,511
Operating expenses	96,646	72,965
Gross margin	44,447	31,546

Selling, general and administrative expenses	33,134	25,113
Earnings from unconsolidated affiliates	442	308
Operating income	11,755	6,741

Foreign currency loss (gain)	271	(41)
Interest expense, net	583	439
Earnings before income taxes	10,901	6,343

Provision for income taxes	4,088	2,537
Net income	6,813	3,806

Less: Income attributable to non-controlling interest	(19)	--
Net income available to common shareholders	$ 6,794	$ 3,806

Earnings per common share:
Basic	$ 0.35	$ 0.20
Diluted	$ 0.33	$ 0.20

Weighted average number of shares
outstanding:
Basic	19,508	18,971
Diluted	20,490	19,426

Divisional revenues:
TCM	$ 77,033	$ 59,367
TMS	64,060	45,144
	$ 141,093	$ 104,511

EBITDA:
Operating income	$ 11,755	$ 6,741
Depreciation and amortization	4,139	3,122
Non-cash compensation costs	1,159	1,146
EBITDA	$ 17,053	$ 11,009

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
AUGUST 31, 2011 AND MAY 31, 2011
(in thousands)

	August 31,	May 31,
	2011	2011
	(unaudited)

Current assets	$ 181,203	$ 190,274

Property, plant and equipment, net	59,996	58,567

Other non-current assets	107,339	106,645

Total assets	$ 348,538	$ 355,486

Current liabilities	$ 46,894	$ 59,741

Long term debt net of current maturities	72,699	75,868

Other non-current liabilities	10,890	10,431

Stockholders' equity	218,055	209,446

Total liabilities and stockholders' equity	$ 348,538	$ 355,486
CONTACT: Ted W. Owen
         (281) 331-6154